UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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TORVEC, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TORVEC, INC.

Notice of 2014

Annual Meeting of Shareholders

And Proxy Statement

April 15, 2014

Dear Shareholder:

On behalf of our board of directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held at the Casa Larga Vineyards, 2287 Turk Hill Road, Fairport, New York 14450 on Thursday, June 12, 2014. The annual meeting will begin promptly at 7:00 p.m., Eastern Daylight Time.

At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. I will also provide a report on our Company and will entertain questions of general interest to shareholders.

Your vote is important. Your shares should be represented at the Annual Meeting whether or not you plan to attend. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials that was previously mailed to you or, if you requested printed copies of the proxy materials, you can also vote by mail or on the Internet as instructed on the proxy card that you received. You may revoke your proxy and vote in person if you decide to attend the meeting.

Thank you for your continued support.

Cordially, /s/ Richard A. Kaplan Richard A. Kaplan Chief Executive Officer Torvec, Inc.

1999 Mt. Read Blvd. ● Building 3 ● Rochester, NY 14615

TORVEC, INC.

NOTICE OF ANNUAL MEETING

OF

COMMON, SERIES C PREFERRED AND SERIES C-2 PREFERRED SHAREHOLDERS

Time: Place: Proposals:

7:00 p.m., Eastern Daylight Time, Thursday, June 12, 2014

Casa Larga Vineyards

2287 Turk Hill Road

Fairport, New York 14450

1. To consider and act upon a proposal to elect to the Company’s Board of Directors the 10 persons nominated by the Board of Directors;

2. To consider and act upon a proposal to ratify the appointment of Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm for the 2014 fiscal year;

3. To consider and act upon an Advisory Resolution on Executive Compensation.

Who Can Vote:

You can vote at the Annual Meeting or any adjournment or postponement thereof if you were a common, Series C Preferred or Series C-2 Preferred shareholder at the close of business on April 15, 2014 (“the Record Date”).

April 15, 2014	/s/ Robert W. Fishback Robert W. Fishback Corporate Secretary Torvec, Inc.

TORVEC, INC.

PROXY STATEMENT

Date of Proxy Statement: April 15, 2014

Date of Distribution: April 30, 2014

Annual Meeting of Common, Series C Preferred and Series C-2 Preferred Shareholders: June 12, 2014

Our Board of Directors is soliciting proxies for the 2014 annual meeting of common, Series C Preferred and Series C-2 Preferred shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING OF COMMON, SERIES C PREFERRED AND SERIES C-2 PREFERRED SHAREHOLDERS

What is a Proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

What is a Proxy Statement?

A proxy statement is a document that regulations issued by the U.S. Securities and Exchange Commission require that we give to you when we ask you to sign a proxy card to vote your stock at the annual meeting of common, Series C Preferred and Series C-2 Preferred shareholders.

Why am I receiving this Proxy Statement?

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2014 Annual Meeting of Common, Series C Preferred and Series C-2 Preferred Shareholders to be held on Thursday, June 12, 2014 at 7:00 p.m. at Casa Larga Vineyards, 2287 Turk Hill Road, Fairport, New York 14450. This Proxy Statement furnishes you with information you need in order to vote, whether or not you attend the meeting.

What are the Proposals I am being asked to consider and vote upon?

You are being asked to consider and vote upon the Proposals specified below:

1.	To consider and act upon a proposal to elect to the Company’s Board of Directors the 10 persons nominated by the Board of Directors;
2.	To consider and act upon a proposal to ratify the appointment of Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm for the 2014 fiscal year;
3.	To consider and act upon an Advisory Resolution on Executive Compensation

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

Our Bylaws preclude consideration of any other business by the shareholders at the Annual Meeting since the requisite notice to conduct such business would not have been provided on a timely basis to the shareholders before the meeting.

Who may vote at the Annual Meeting?

If you owned Company common, Series C Preferred or Series C-2 Preferred stock at the close of business on April 15, 2014 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had approximately 45,716,298 shares of common stock, 16,250,000 shares of Series C Preferred stock, and 25,000,000 shares of Series C-2 Preferred stock outstanding and entitled to vote. Each common share, each Series C Preferred share and each Series C-2 Preferred share is entitled to one vote on each proposal. Shares of our Series A and Series B Preferred stock are not entitled to vote at the meeting.

How many shares must be present at the Annual Meeting to conduct business?

The Company’s bylaws provide that holders of at least 33 1/3% of the shares outstanding on the Record Date and entitled to vote must be present at the Annual Meeting, either by attending the Annual Meeting in person or by submitting a properly signed proxy card. This requirement is called a “quorum.”

We do not anticipate the lack of a quorum on June 12, 2014. If that event were to occur, we would adjourn the meeting to a later date and provide timely notice to all shareholders entitled to vote of the new date and time of the adjourned meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (the “SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders entitled to vote will have the ability to access our proxy materials on a website referred to in the Notice or request to receive a printed set of our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

●	View our proxy materials for the Annual Meeting on the Internet;
●	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email or viewing them on the Internet will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

“Shareholder of record.” If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

“Beneficial Owner of Shares Held in Street Name.” If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of the shares held in “street name,” and the Notice was forwarded to you by your brokerage firm, bank or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Company shares entitled to vote, how do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you can vote by mail or on the Internet.

If I am a beneficial owner of shares entitled to vote held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the instructions provided to you by your broker, bank or other intermediary.

What happens if I do not give specific voting instructions?

Shareholders of record.

If you are a shareholder of record and you

●	indicate when voting on the Internet that you wish to vote as recommended by our Board of Directors; or
●	sign and return the proxy card without giving specific instructions;

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may vote in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial owners of shares in street name.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote on “routine” matters (such as the ratification of our appointment of our independent registered public accounting firm) but cannot vote on “non-routine” matters (such as the election of directors). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspectors of Election that it does not have the authority to vote on this matter with respect your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspectors of Election tabulate the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but otherwise will not be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change or revoke my vote?

Yes. You can revoke your vote at any time before the beginning of the Annual Meeting in any one of four ways:

1.

You may revoke your vote on the Internet by visiting the website designated in the Notice of Internet Availability of Proxy Materials and by following the instructions in the Notice which explain how to revoke your previous vote and, if you wish, change your vote;

2.	You may sign and mail another proxy card with a later date;

3.	You may vote in person at the Annual Meeting; or

4.	You may give notice of revocation to us by writing Robert W. Fishback, Corporate Secretary, Torvec, Inc., 1999 Mount Read Blvd., Building 3, Rochester, New York 14615.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from the directors and officers of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the inspectors of election to certify the results of the vote.

The board of directors has appointed inspectors of election to determine if a quorum is present so that business can be conducted and to count the votes cast by the shareholders on the proposals to be presented at the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement under the caption “Proposal 1.” For Proposal 2, you may vote for the proposal, against the proposal or you may abstain from voting on the proposal. Proposal 3 is an advisory vote only, with the results non-binding on the Company or its board of directors.

What are the Board’s recommendations?

The board of directors recommends a vote FOR all of the nominees for director (Proposal 1) and recommends a vote FOR each of Proposals 2 and 3.

What percentage of the vote is required for a proposal to be approved?

In accordance with the Company’s bylaws, each nominee must receive a plurality of the votes cast at the Annual Meeting. The board of directors has determined that there shall be 10 directors and has nominated 10 individuals for election as directors. There are no other nominees. Thus, if a quorum is present at the meeting all nominees receiving votes will be elected as directors, regardless of the percentage of the votes cast for each nominee.

Proposal 2 requires a majority of votes cast at the Annual Meeting. Proposal 3 is non-binding on the Company and its board of directors. Proposal 3 solicits advice only and, therefore, there is no minimum number of votes required with respect to Proposal 3.

The total number of votes cast at the meeting includes only those common, Series C Preferred and Series C-2 Preferred shares actually voted and does not include “abstentions.” While an abstention does count for the purpose of determining whether holders of 33 1/3% of the total number of outstanding shares are present at the Annual Meeting to conduct business (i.e. a quorum), abstentions do not count for the purpose of determining whether a majority of the votes cast were cast in favor of or against a proposal.

Suppose I receive multiple proxy cards?

This means that your shares are held in more than one account. In order to make sure you have voted all of your shares, please make sure you have properly signed, dated and mailed each proxy card you may have received.

Who is soliciting my vote and who is paying for the solicitation?

The board of directors is soliciting your vote at the Annual Meeting by distributing this proxy statement to all shareholders entitled to vote. The board will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to all beneficial owners of our common stock. The Company will pay all expenses for this solicitation, including the reimbursement of its transfer agent, brokerage firms, banks and other nominees for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners. While the Company has not retained the services of a proxy solicitor, it has retained advisory services with respect to the Internet hosting, posting and document conversion of its proxy materials as well as to permit Internet voting.

How will I find out the outcome of the voting?

We will announce preliminary voting results at the meeting. We will publish the final results in a Current Report (Form 8-K) filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

ELECTION OF DIRECTORS

(Proposal No. 1 on the Proxy Card)

Under our Bylaws, our board of directors is elected annually to serve until the next annual meeting of shareholders and until the directors' successors are duly elected and shall qualify. Unless authority to vote for the election of directors is withheld or the proxy card is marked to the contrary, executed and valid proxies received will be voted FOR the election of the 10 nominees named below. All of the nominees are currently directors of the Company. Thomas F. Bonadio, William W. Destler, Asher J. Flaum, Keith E. Gleasman, John W. Heinricy, Richard A. Kaplan, Thomas J. Labus, Charles N. Mills, E. Philip Saunders and Gary A. Siconolfi, were elected at the Annual Meeting of shareholders in June 2013. The biographies of all of the persons nominated for election as directors appear below.

Vote Required

Nominees for election to the board of directors must receive the affirmative vote of the holders of a plurality of the shares entitled to vote which are cast at the Annual Meeting, either in person or by proxy.

Recommendation

The board of directors unanimously recommends a vote FOR each of the nominees named in the table below for election to the board. Set forth immediately after the tabular presentation of nominees is a narrative description of the specific business experience, qualifications, skills and background of each nominee that led the board to conclude that each of the nominees should serve as a director of the Company for a period from this Annual Meeting until the next Annual Meeting of shareholders.

Name	Age	Positions
Richard A. Kaplan	68	Chief Executive Officer, Director
Keith E. Gleasman	66	President, Vice President of Marketing, Director
Gary A. Siconolfi	62	Director, Chairman of the Board
Thomas F. Bonadio	64	Director
William W. Destler	67	Director
Asher J. Flaum	33	Director
John W. Heinricy	66	Director
Thomas J. Labus	68	Director
Charles N. Mills	75	Director
E. Philip Saunders	76	Director

Information about Nominees

Richard A. Kaplan, age 68, has served as chief executive officer and as a director since October 4, 2010. From 2000 to 2010, Mr. Kaplan was the chief executive officer of Pictometry International Corp., a rapidly growing visual information systems company that experienced exponential growth under his leadership. Previously, Mr. Kaplan led and developed a number of other successful businesses in industries including retail floor covering, advertising and marketing, computer software, real estate development and human resource development.

Mr. Kaplan currently is on the boards of two startup companies: Cerebral Assessment Systems and Vnomics Corp. He has also been very active in the community in academic institutions and charitable organizations, including present roles on the Board of Trustees at both Rochester Institute of Technology and Nazareth College, and directorships at Venture Creations (an RIT business incubator), University of Rochester Medical Center, Rochester Mayors Literacy Commission, Camp Good Days and Special Times, Rochester’s Child, Rochester Broadway Theatre League, George Eastman House, and the Center for Governmental Research.

Mr. Kaplan’s business success and contributions within the community have been recognized by multiple awards, including the prestigious Herbert W. Vanden Brul Entrepreneurial Award presented by RIT’s E. Philip Saunders College of Business in April 2007. Mr. Kaplan was also designated the “Businessperson of the Year” in 2007 for his accomplishments at Pictometry. In 2012, he was inducted into the Rochester Business Hall of Fame.

Mr. Kaplan has an extensive background in economics, accounting, management and executive leadership. He is regularly sought out by startups, universities and other organizations for which he has done private consulting and guest lecturing on marketing, economics and organizational development. He attended Rochester Institute of Technology and the University of Buffalo where he majored in accounting and minored in economics.

Keith E. Gleasman, age 66, is a co-founder of the Company and has served as president and as a director since the Company’s inception on September 26, 1996. In October 2010, he was also appointed as vice president of marketing. From 2005 to 2010 he also held the title of chief technology officer. From 1982 to 1986, Mr. Gleasman was the vice president of sales for the Power Systems Division at Gleason Works.

Mr. Gleasman is a co-inventor on practically all of Torvec’s patents. His strengths include his extensive marketing and sales executive experience, in addition to his design and development knowledge. His particular expertise has been in the area of defining and demonstrating the products to persons within all levels of the automotive industry, race crew members, educators and students. He has spent virtually his entire career involved with inventing and manufacturing new and creative mechanical components for the automotive industry, working closely with his father, Vernon E. Gleasman.

Mr. Gleasman earned his B.S. degree from Ashland University in Ashland, Ohio.

Gary A. Siconolfi, age 62, has served as a director since October 31, 2002, and has been the Company’s board chair since 2005. Since 1995, Mr. Siconolfi has been the sole owner of his own commercial real estate business. Mr. Siconolfi acted as an advisor to the Company from 1999 through 2002, at which time he joined the board. From 1984 to 1995, he was the owner and president of Panorama Dodge, Inc., Penfield, New York and from 1989 to 1995 he was the owner and president of Panorama Collision, Inc., East Rochester, New York, where he started and managed a highly successful auto/truck dealership and collision business. Prior to opening the dealership and collision business, Mr. Siconolfi acquired an excellent foundation in the automotive industry, working in sales, sales management and general management at various automotive businesses. He has completed more than 100 programs sponsored by Chrysler Corporation, Ford Motor Company and General Motors in fields such as management, sales management, sales, customer relations, human resources and service training, and he has earned numerous awards given by these companies.

Thomas F. Bonadio, age 64, has served as a director since November 22, 2010.  He is managing partner of The Bonadio Group, which he founded in 1978 with one partner and one part-time employee (his mother) and has grown to be the largest independent provider of accounting, business advisory and financial services in Upstate New York. In June 2010, he also became the chief executive officer of the firm upon the formation of a management committee.

Mr. Bonadio is chairman of the Audit Committee. He is a board member of Eagle Productivity Solutions, CLIX Photo, Buckingham REIT, Inc., MarketVue, LLC, Moore Stephens North America and Windsor Technology. Mr. Bonadio was a board member of Conceptus, a NASDAQ-listed company until May 2013 when the company was sold to Bayer. He is a past chairman of the board of trustees for St. John Fisher College.  Mr. Bonadio has been active for many years in various charitable, cultural and professional organizations, including Junior Achievement, United Way, Small Business Council’s CEO Roundtable, the City of Rochester City Budget Review Committee and the Athena Awards.  He was named a “CPA ALLSTAR” by CPA Magazine, an “Outstanding Alumni” by St. John Fisher and received The Point of Light Foundation Award, sponsored by President George W. Bush. Mr. Bonadio was named the 2009 “Business Person of the Year” by the Small Business Council and inducted into the Rochester Business Hall of Fame in 2010.

Mr. Bonadio is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the National Association of Certified Valuation Analysts. Mr. Bonadio has a B.B.A. degree in accounting from St. John Fisher College and an Honorary Doctorate.  He was certified as a CPA in 1973.

William W. Destler, age 67, has served as a director since September 15, 2009. Dr. Destler has been president of Rochester Institute of Technology since July 1, 2007. He is the ninth president in the university's 182-year history. Prior to RIT, he was senior vice president for academic affairs and provost of the University of Maryland at College Park, where he rose from the ranks of research associate and assistant professor of electrical engineering to senior vice president and provost. At Maryland, he also served as electrical engineering department chair, dean of the A. James Clark School of Engineering, interim vice president for university advancement, vice president for research, and dean of the graduate school.

Dr. Destler serves on the American Council on Education's Commission on Effective Leadership and is a board member for the National Institute of Aerospace Foundation. He is a member of the board of directors for New York’s Commission on Independent Colleges and Universities. He also serves as a member on the boards of Rochester General Health System, Greater Rochester Enterprise, Rochester Business Alliance, Golisano Family Foundation and High Tech Rochester.

Dr. Destler is an international authority on high-power microwave sources and advanced accelerator concepts. He is best known for his pioneering work in the collective acceleration of heavy ions, achieving the highest energies to date by this method, and for his development of large orbit microwave devices, including large orbit gyrotrons and rotating beam free electron lasers. He has consulted for government agencies and private firms, received more than $40 million in grants and contracts, published more than 200 journal articles and book chapters, and presented many papers. Dr. Destler has also directed 18 masters and doctoral student theses and earned awards for his teaching. Dr. Destler earned a bachelor’s degree from Stevens Institute of Technology and a Ph.D. from Cornell University. Both degrees were in the field of applied physics.

Asher J. Flaum, age 33, has served as a director since October 10, 2008. Mr. Flaum has served as president of Flaum Management Co., Inc. since 2008. Prior to his role as president, Mr. Flaum’s roles with Flaum Management included vice president and leasing agent from 2002 to 2008. Flaum Management is a full service real estate company that owns and manages a portfolio of several million square feet of commercial real estate including retail, office, industrial, and development projects, and provides complete real estate brokerage services through its real estate brokerage division. Through his active involvement with Flaum Management, he focuses on real property management, development, acquisitions and finance, leasing and brokerage services. He has participated in multiple real estate transactions involving Fortune 500, national and regional companies. He serves as the assistant treasurer for the Jewish Community Federation and is on the board of directors of Constellation Brands Marvin Sands Performing Arts Center (CMAC).

Mr. Flaum is a licensed real estate broker. He is a member of the International Council of Shopping Centers (ICSC) and a member of the New York State Commercial Association of Realtors (NYSCAR). Mr. Flaum is also active in charitable works and not for profit groups throughout the region, including Temple Beth El, Chabad of Pittsford, Dream Factory, Camp Daydreams, Foodlink and Shared Ski Adventures. Mr. Flaum earned his bachelors of science degree from Syracuse University and was a member of the 2000 men's lacrosse national championship team.

John W. Heinricy, age 66, has served as a director since November 3, 2010. Since 2008, he has served as president of Heinrocket Inc., an international automotive consulting firm specializing in vehicle testing and development, high performance driver training, race car development and motivational speaking. From 2001 to 2008, Mr. Heinricy was the director of High-Performance Vehicle Operations in General Motor’s Performance Division, responsible for the planning, development, testing and execution of all the performance versions of GM vehicles, from the Cobalt SS to the Cadillac CTS-V. Mr. Heinricy began his career at General Motors in 1970 and worked in various leadership positions, including vehicle development manager for the Corvette platform, the head of vehicle integration engineering for the Corvette, and chief engineer for the Camaro and Firebird.

Mr. Heinricy is also a legendary race-car driver. Mr. Heinricy has raced Corvettes, Camaros, and Pontiac Firebirds professionally since 1984, driving in over 240 professional races, including thirty-five 24-hour races, has won 4 Professional Driver Championships, 12 SCCA National Championships, has set 3 FIA world speed records and was a 2001 President’s Cup recipient. In the summer of 2010, he won six out of six SCCA races, driving a C-5 Corvette equipped with Torvec’s IsoTorque® differential.

He earned his BSME degree from South Dakota School of Mines and Technology University and his MBA degree from Michigan State Advanced Management Program.

Thomas J. Labus, age 68, has served as a director since December 20, 2012. Since 2012, Mr. Labus has served as the president of SCIRE Corporation, an engineering consulting firm specializing in hydraulics. From 1991 through 2012, Mr. Labus held an appointment as a Professor of Mechanical Engineering at the Milwaukee School of Engineering (MSOE) from which he recently retired. At MSOE, Mr. Labus was instrumental in developing a fluid power option in the mechanical engineering technology program, and in developing long-term industrial partnerships with companies such as Caterpillar and John Deere in the field of advanced fluid power technologies. Additionally he taught in the Masters of Engineering program at MSOE in the areas of mechanical engineering and fluid power.

Mr. Labus is nationally known as one of the foremost experts in hydraulics, with additional background in fluid mechanics, high-pressure engineering, actuation/controls systems, pneumatics, materials evaluation and mechanical design and analysis. With over forty years of experience, he has a wealth of knowledge on both the technology and the market in the hydraulics industry.

He earned his BS degree from Purdue University in Aeronautical Engineering and his MS degree from the University of Illinois in Theoretical and Applied Mechanics.

Charles N. Mills, age 75, has served as a director since November 3, 2010. Mr. Mills is the co-CEO, along with his son, Aaron, of a commercial real estate development firm he founded in 1973, whose primary business has been the development and construction of several highly successful corporate office parks and retail properties. Previously, he was a partner in a law firm he founded in 1967 of Mills, Schwartz and White which later merged to become Bernstein, Mills, Schwartz, White and Bernstein. Mr. Mills substantially concentrated on real estate syndication, venture capital and securities law.

Mr. Mills has been active in several charitable organizations. Mr. Mills holds a BS degree in business administration from Syracuse University and a law degree from The Cornell Law School.

E. Philip Saunders, age 76, has served as a director since November 3, 2010. Since 1990, Mr. Saunders has been the president and chief executive officer of Saunders Management Co., a firm that he owns. He also is chairman of the board of Genesee Regional Bank, and serves on the board of directors for Paul Smiths College, American Rock Salt, Western New York Energy, Lewis Tree and the Rochester Institute of Technology. Mr. Saunders is the co-owner of Bristol Harbour Resort in Canandaigua, NY. He is also owner of Essex Property Management, which maintains over 100 commercial properties. Mr. Saunders’ previous business history includes owner / founder of Truckstops of America, owner / founder of Travel Ports of America, Inc. which later merged with TravelCenters of America, owner of W.W. Griffith Oil Corp., owner / founder of Sugar Creek Corp., owner of Econocar International, owner of Richardson Foods, chief executive officer of American Rock Salt, and senior vice president of Ryder Systems.

Mr. Saunders’ past services have included membership on the boards of directors of several organizations, including Rochester General Hospital, Excellus Blue Cross/Blue Shield, Security-Norstar Ryder Systems, and the Boy Scouts of America-Steuben Area Council. He has received numerous awards for his contributions to the community, including the Herbert W. Vanden Brul Entrepreneurial Award from the Rochester Institute of Technology’s College of Business (now known as the E. Philip Saunders College of Business), a Doctorate of Commercial Science from Paul Smiths College, the Teddi Award from Camp Good Days and Special Times and the Livingston County Citizen of the Year. He was elected to the Rochester Business Hall of Fame in 2004.

Relationships; Agreements

There are no family relationships among any of the directors or executive officers of the Company. There are no agreements or arrangements for the nomination or the appointment of any persons to the board of directors.

Special Advisors to the Board

In November 2010, we engaged Mr. Ronald L. Zarrella as a special advisor to our board in order to provide advice and counsel. A summary of Mr. Zarrella’s background follows.

Ronald L. Zarrella, age 64, has been engaged as a special advisor to the board since November 15, 2010. He has held senior level positions with General Motors where he served from 1994 to 1998 as vice president and group executive for North American vehicle sales, service and marketing and from 1998 to 2001 as president of General Motors North America. From 1985 to 1994, Mr. Zarrella held executive positions at Bausch and Lomb, including president and chief operating officer and a member of the board. Upon leaving General Motors in 2001, he returned to Bausch and Lomb as chairman and chief executive officer where he served until his retirement in 2008. He retains the title of chairman emeritus of the company.

He has served on several public company, industry association and not-for-profit boards. He currently serves as chairman of Vnomics Corporation, a technology startup in the transportation industry. He is past chairman of the board of the University of Rochester Medical Center, a trustee of RIT, chairman of the executive advisory board of FIRST Robotics, a trustee of the Washington, D.C. based Committee for Economic Development, Chairman Emeritus of the Worcester Polytechnic Institute Board of Trustees, a board member of Friends of the Upper Delaware, a conservation group involved with preservation of the Delaware River fishery, and a board member of Rochester Prep, Uncommon Schools Charter Schools.

Mr. Zarrella has a B.S. in electrical engineering from, and is an Honorary Doctor of Engineering at, Worcester Polytechnic Institute, and he has attended the New York University Graduate School of Business Administration.

In January 2014, we engaged General Wesley K. Clark as a special advisor to our board in order to provide advice and counsel, after having resigned as a voting member of our board for personal reasons. A summary of Gen. Clark’s background follows.

Wesley K. Clark, age 69, served as a director from January 28, 2011 to January 22, 2014.  Since January 22, 2014, he has been engaged as a special advisor to the board. General Clark is a businessman, educator, writer and commentator.

General Clark serves as Chairman and CEO of Wesley K. Clark & Associates, a strategic consulting firm; Co-Chairman of Growth Energy; senior fellow at UCLA's Burkle Center for International Relations; Chairman of Clean Terra, Inc.; Director of International Crisis Group; Chairman of City Year Little Rock; as well as numerous corporate boards. He has authored three books and serves as a member of the Clinton Global Initiative's Energy & Climate Change Advisory Board, and ACORE's Advisory Board.

General Clark retired a four star general after 38 years in the United States Army. He graduated first in his class at West Point and completed degrees in Philosophy, Politics and Economics at Oxford University (B.A. and M.A.) as a Rhodes Scholar. While serving in Vietnam, he commanded an infantry company in combat, where he was severely wounded and evacuated home on a stretcher. He later commanded at the battalion, brigade and division level, and served in a number of significant staff positions, including service as the Director Strategic Plans and Policy (J-5). In his last assignment as Supreme Allied Commander Europe he led NATO forces to victory in Operation Allied Force, saving 1.5 million Albanians from ethnic cleansing.

His awards include the Presidential Medal of Freedom, Defense Distinguished Service Medal (five awards), Silver star, bronze star, purple heart, honorary knighthoods from the British and Dutch governments, and numerous other awards from other governments, including award of Commander of the Legion of Honor (France).

CORPORATE GOVERNANCE

Torvec believes it is important to disclose to you a summary of our major corporate governance practices. Some of these practices have been in place since the Company’s inception. Others have been adopted in response to legislative and regulatory changes.

We will continue to assess our corporate governance practices and refine them as are appropriate due to changed circumstances. We will share any future changes with you on an ongoing basis.

A.	Role of the Board of Directors---Board Leadership Structure

All corporate authority resides in the board of directors as the representative of the shareholders. The board has delegated authority to management to implement the Company’s mission of maximizing long-term shareholder value, while adhering to the laws of the jurisdictions where we operate and at all times observing the highest ethical standards. With respect to its relationship to management, the board’s role is not to manage but to provide independent oversight of management’s decisions.

Management’s responsibilities include the development and implementation of the Company’s strategic plans, utilization of company resources, authorization of spending limits and the authority to hire consultants and employees and terminate their services. The board retains responsibility to recommend candidates to the shareholders for election to the board of directors. The board retains responsibility for selection and evaluation of the chief executive officer, determination of senior management compensation, approval of the annual budget, and assurance of adequate financial and accounting systems, procedures and controls. The board also provides advice and counsel to senior management on a regular basis.

All major decisions are considered by the board as a whole; however, the board has chosen to exercise certain of its responsibilities through committees of the board. The board has established three standing committees - an Audit Committee, a Nominating Committee, and a Governance and Compensation Committee.

Consistent with the Company’s view of our board of directors’ and management’s distinct but mutually supportive roles described above, the Company has chosen to separate the positions of board chairman and chief executive officer. The role of the board chairman is to set board agendas, priorities and procedures to facilitate the board in its review and oversight function. The role of the chief executive officer is to establish and implement the Company’s strategic direction, subject to board oversight.

Risk Oversight

The board oversees the Company’s risk management process through regular discussions of the Company’s credit, liquidity, operational, compliance and similar risks with senior management both during and outside of regularly scheduled board meetings. In addition, the Audit Committee assists the board by administering such oversight function with respect to risks relating to the Company’s accounting and financial controls.

Annual Meeting Attendance

It is the Company's policy that all directors attend the annual shareholders meeting. All persons who were directors on the date of last year's annual shareholders meeting attended such meeting either in person or by telephonic conference, except for Thomas F. Bonadio, General Wesley K. Clark and Charles N. Mills, and E. Philip Saunders.

B.	Operation of the Board of Directors

The board of directors of the Company met and/or took official action 4 times during the period from January 1, 2013 through December 31, 2013. During this period, our directors as a group participated in, either in person or by telephonic conference as permitted by the Company's Bylaws, approximately 93% of the total number of meetings held and/or actions taken during the period for which they were directors and approximately 93% of the total number of meetings and/or actions taken of the committees of the board on which they served during the period for which were members of such committee(s).

Director Independence

The Company’s common stock is traded on the over-the-counter bulletin board, an electronic inter-dealer quotation system that displays real-time quotes, last-sale prices and volume information. The Company’s common stock is not “listed” for trading on any stock exchange or by the National Association of Securities Dealers, Inc. (“NASD”).

Despite the Company’s common stock not being so listed, the board has voluntarily adopted and implemented the NASD’s “listed company rules” regulating the composition and operation of the board and its committees as in effect from time to time since the Company’s common stock began trading in January 1999.

Under NASD’s rules applicable to listed companies, a majority of the board must be independent. This requirement means that a majority of the Company’s board must be composed of persons who are not executive officers or employees of the Company or who have a relationship with the Company which, in the board’s opinion, would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. In addition, a director cannot be considered independent if he is compensated by the Company for any reason other than for service rendered as a member of the board and/or its committees.

Based upon these independence standards and all of the relevant facts and circumstances, the board has affirmatively determined that Thomas F. Bonadio, William W. Destler, Asher J. Flaum, John W. Heinricy, Thomas J. Labus, Charles Mills, E. Philip Saunders and Gary A. Siconolfi (constituting 8 members of a 10 person board) are independent. In making this determination, the board noted that none of these directors is an executive officer or employee of the Company.

In making its determination with respect to Mr. Heinricy, the board considered that while the Company has a consulting agreement with a company owned by Mr. Heinricy, the agreement does not impair Mr. Heinricy’s independence since the amount paid under the agreement in any one year since its inception (and since a prior agreement’s inception) did not exceed the greater of $200,000 or 5% of such company’s gross revenues during such period.

In making its determination with respect to Mr. Flaum, the board considered that while Mr. Flaum is an affiliate of the Company’s landlord, such relationship does not impair his independence since the amount of fees paid by the Company in any one year since the inception of the lease did not exceed the greater of $200,000 or 5% of such landlord’s gross revenues during such period.

In making its determination with respect to Mr. Labus, the board considered that while the Company has a consulting agreement with a company owned by Mr. Labus, the agreement does not impair Mr. Labus’s independence since the amount paid under the agreement in any one year since its inception did not exceed the greater of $200,000 or 5% of such company’s gross revenues during such period.

Code of Ethics / Committee Charters

The board has adopted, implemented and published on the Company’s website (www.torvec.com) the Company’s code of business conduct which applies to all members of the Board, all executive and financial officers and all employees and consultants of the Company, its divisions and its subsidiaries. The code mandates that all Company personnel observe the highest standards of business and personal conduct in the performance of their duties and responsibilities, especially in dealing with other Company personnel, our shareholders, the general public, the business community, customers, suppliers, and governmental authorities. It addresses conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of corporate assets, compliance with laws, rules and regulations and requires the reporting of any illegal or unethical behavior.

We require our employees, our officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected unethical, illegal or criminal activity involving the Company and/or its employees. We have established a process which allows employees, officers and directors to anonymously report any known or suspected violation of policies and rules set forth in the code of business conduct.

Waivers or amendments of the code's provisions are generally not permitted, may be granted only by the board of directors, and if granted, will be disclosed promptly by the Company by posting the waiver or amendment on the Company’s website and by filing a current report (Form 8-K) with the Securities and Exchange Commission. There were no waivers and/or amendments of the code during 2013.

The board has also adopted, implemented and posted on the Company’s website the Company’s financial integrity and compliance program. The program mandates that the Company's results of operations and financial position must be recorded in accordance with the requirements of law and generally accepted accounting principles and that all books, records and accounts must be maintained in reasonable detail so that they accurately and fairly reflect the business transactions and disposition of assets of the Company. The written policy requires all personnel responsible for the preparation of financial information to ensure that the Company's financial policies and internal control procedures are followed and holds each person involved in creating, processing and recording financial information accountable for the integrity of the financial reporting process. The program establishes a network for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and provides for the submission (including the confidential anonymous submission) by Company personnel of any concerns they might have regarding questionable accounting or auditing practices.

The board adopted an Audit Committee charter delineating the composition and the responsibilities of the Audit Committee which became effective on April 17, 2000. The charter was revised by the board effective January 15, 2003 and July 21, 2011. The charter is on the Company's website.

On November 9, 2004, the board adopted a Nominating Committee charter delineating the composition and responsibilities of the Nominating Committee. The Nominating Committee charter is on the Company’s website.

Policy / Procedure for Review / Approval of Related Party Transactions

Business transactions between the Company and its officers or directors, including companies in which a director or officer (or an immediate family member) has a substantial ownership interest or a company where such director or officer (or an immediate family member) serves as an executive officer (“related party transactions”) are not prohibited. In fact, certain related party transactions can be beneficial to the Company and to its shareholders.

It is important, however, to ensure that any related party transactions are beneficial to the Company. Accordingly, any related party transaction, regardless of amount, is submitted to the Governance and Compensation Committee or the full board of directors in advance for review and approval upon the advice of counsel, which may be outside legal counsel. All existing related party transactions are reviewed at least annually by the Governance and Compensation Committee or the full board of directors.

No related party transaction may be approved by the Committee if such transaction, regardless of its benefit to the Company, would violate the Company’s written code of business conduct and /or its written financial integrity and compliance program.

Any director or officer with an interest in a related party transaction is expected to remove himself from considering the matter and abstain from voting upon it. In all cases, a director or officer with an interest in a related party transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

Executive Sessions of Independent Directors

The Company’s independent directors regularly meet in executive session without management or non-independent directors present. Currently, Gary A. Siconolfi presides at all executive sessions of the independent directors.

Committees of the Board

The Audit Committee

Number of Members: 3

Members:

Thomas F. Bonadio, chairman

E. Philip Saunders

Asher J. Flaum

Number of Meetings and/or Actions Taken in 2013: 4

Functions:

The primary function of the Audit Committee as stated in its charter is to assist the board of directors in fulfilling its oversight responsibilities relating to: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements, including requirements for implementing effective internal controls over financial reporting and programs to detect fraud; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s independent auditor, who shall be ultimately accountable and report to the Committee.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee pursuant to the Audit Committee charter, the Committee is empowered to exercise any other powers and carry out any other responsibilities delegated to it by the board of directors from time to time consistent with the Company’s bylaws. While acting within the scope of the powers and responsibilities specified in the charter and delegated to it by the board, the Committee has and may exercise all the powers and authority of the board.

All members of the Audit Committee are "independent" as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing standards and as defined by Rule 10A-3(b)(1)(ii) promulgated by the Securities and Exchange Commission. Thomas F. Bonadio has been appointed the Audit Committee's "financial expert" as defined by the Audit Committee's charter in accordance with rules promulgated by the Securities and Exchange Commission.

The Nominating Committee

Number of Members: 3

Members:

Gary Siconolfi, chairman

Asher J. Flaum

Thomas J. Labus

Number of Meetings and/or Actions Taken in 2013: 1

Functions:

As specified in its charter, the purpose of the Nominating Committee is to identify, consider and recommend qualified individuals to the Board for election as directors, including the slate of directors that the board proposes for election by shareholders at the annual meeting. The charter sets forth the following policy and procedures with respect to the consideration of any director candidates recommended by security holders:

Shareholders wishing to directly nominate candidates for election to the board of directors at an annual meeting must do so by giving notice in writing to the chairman of the Nominating Committee, Torvec, Inc., 1999 Mount Read Blvd., Bldg. 3, Rochester, New York 14615. The notice with respect to any annual meeting must be delivered to the chairman not less than 120 days prior to the first anniversary of the preceding year's annual meeting. The notice shall set forth (a) the name and address of the shareholder who intends to make the nomination; (b) the name, age, business address and residence address of each nominee; (c) the principal occupation or employment of each nominee; (d) the class and number of shares of Torvec securities which are beneficially owned by each nominee and by the nominating shareholder; (e) any other information concerning the nominee that must be disclosed in nominee and proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (f) the executed consent of each nominee to serve as a director of Torvec if elected.

Nominations submitted in accordance with the foregoing procedure will be considered and voted upon by the Nominating Committee. Any shareholder nominee recommended by the Committee and proposed by the board for election at the next annual meeting of shareholders shall be included in the Company's proxy statement for such annual meeting.

The Nominating Committee charter also sets forth the qualifications and a specific description of skills that members of the board of the Company should possess, regardless of by whom nominated:

In recommending candidates, the Committee shall consider the candidates' mix of skills, experience with businesses and other organizations of comparable size, reputation, background and time availability (in light of anticipated needs), the interplay of the candidate's experience with the experience of other board members, the extent to which the candidate would be a desirable addition to the board and any committees of the board and any other factors the Committee deems appropriate. At a minimum, the Committee shall address the following skill sets in evaluating director candidates: accounting or finance, business or management experience, industry knowledge, customer base experience or perspective, international marketing and business experience, strategic planning and leadership experience.

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interest of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The board should represent diverse experience at policy making levels in business, government, education and technology, and in areas that are relevant to the Company's worldwide activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should consider offering their resignation in the event that significant change in their personal circumstances, including their health, family responsibilities, or a change in their principal job responsibilities, would preclude them from devoting sufficient time to carrying out their responsibilities effectively.

The board does not believe that arbitrary term limits on director service are appropriate, nor does it believe that directors should expect to be re-nominated automatically. The contribution of each member as a member of a committee or the board shall be evaluated each year by the Committee before his re-nomination is recommended to the board.

Each of member of the Nominating Committee is an independent director as defined by Rule 10A-3(b)(1)(ii) promulgated by the Securities and Exchange Commission and as defined by Rule 4200(a)(15) of the National Association of Securities Dealers, Inc.

The Governance and Compensation Committee

Number of Members: 3

Members:

William W. Destler, chairman

Charles N. Mills

John W. Heinricy

Number of Meetings and/or Actions Taken in 2013: 0

Functions:

The purpose of the Governance and Compensation Committee is to regularly monitor the effectiveness of management’s policies and decisions including the execution of the Company's strategies in order to insure that the Company represents the shareholders' interests, including optimizing long term as well as short term financial returns. The Committee develops and recommends to the board corporate governance principles and guidelines and reviews the charter and composition of each committee of the board and makes recommendations to the board for the adoption of or revisions to committee charters, the creation of additional committees or the elimination of committees.

The Committee also:

(1) establishes and reviews the overall executive compensation philosophy and strategy of the Company and oversees the Company’s various compensation programs and plans.

(2) reviews on its own and taking into account shareholder advice on executive compensation policies, makes recommendations to the board of directors on employment and business consultants compensation policies, forms and levels of annual compensation, including specifically, the performance and level of annual compensation of the executive officers and top management personnel of the Company;

(3) specifically reviews the annual compensation of the chief executive officer in the light of established goals and objectives and based upon such evaluation and taking into consideration shareholder advice on such compensation, makes specific recommendations to the board regarding such compensation;

(4) reviews and makes recommendations to the board on the operation, performance and administration of the Company's employee benefit plans, including the Company's 2011 Stock Option Plan.

All members of the Committee are independent within the meaning of Rule 10A-3(b) (1)(ii) and Rule 4200(a)(15) promulgated by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. respectively.

C. Committee Reports

Audit Committee Report

The Audit Committee operates under a written charter adopted by the board of directors on April 17, 2000 and amended on January 15, 2003 and July 21, 2011. A copy of the written charter is found on the Company’s website, www.torvec.com. All members of the Audit Committee meet the independence standards contained in the listing rules of the National Association of Securities Dealers, Inc., rules promulgated by the Securities and Exchange Commission.

The Audit Committee is directly responsible and has sole authority for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditor reports directly to the Committee.

The Audit Committee has the responsibility to pre-approve all audit services and non-audit services to be performed by the Company's independent auditor.

The Audit Committee, at least annually, reviews the independence and quality control procedures of the independent auditor and the experience and independence of the independent auditor’s senior personnel who are providing audit services to the Company. Specifically, the Committee has obtained and reviewed a report prepared by the independent auditor describing the auditing firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by an inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

The Committee has received the independent auditor’s annual written statement delineating all relationships between the independent auditor and the Company, consistent with the SEC’s Independence Standards Board Standard No. 1.

The Committee has confirmed with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

The Committee has reviewed and discussed with management and the independent auditor in connection with the annual audit, the scope of the audit, the procedures to be followed and the staffing of the audit. In connection with such review, the Committee has discussed with management and the independent auditor all major issues regarding accounting principles and financial statement presentation, any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, and the effect of regulatory and accounting initiatives, as well as any off balance sheet structures, on the Company’s financial statements.

The Committee has reviewed and discussed the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Committee has reviewed with the independent auditor any problems or difficulties the auditor may have encountered during the course of the audit work, including any restrictions of the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters.

The Committee has discussed with the independent auditor its report to the Committee regarding (i) all accounting policies and practices used that the independent auditor identified as critical; (ii) all alternative treatments within GAAP for policies or practices related to material items that were discussed between management and the independent auditor and (iii) all other material written communications between the independent auditor and management, such as any management letter, management representation letter, reports or observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

The Committee has discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees.”

Based on its review and discussions regarding the 2013 audited financial statements as set forth in this Report and based upon on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence, the Committee determined to recommend to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Committee has reviewed and has had the opportunity to discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Thomas F. Bonadio, Chairman E. Philip Saunders Asher J. Flaum

D. Shareholder Communications

We encourage all shareholders to communicate with management and with our directors, including our independent directors. Any shareholder wishing to communicate directly with management should e-mail or address regular mail to:

Officer	Mailing Address	E-mail

Richard A. Kaplan, Chief Executive Officer	Torvec, Inc. 1999 Mt. Read Blvd., Bldg. 3 Rochester, New York 14615	dickk@torvec.com

Keith E. Gleasman, President and VP – Marketing	Torvec, Inc. 1999 Mt. Read Blvd., Bldg. 3 Rochester, New York 14615	kgleasman@torvec.com

Robert W. Fishback, Chief Financial Officer, Principal Accounting Officer & Corporate Secretary	Torvec, Inc. 1999 Mt. Read Blvd., Bldg. 3 Rochester, New York 14615	bfishback@torvec.com

Any shareholder wishing to communicate directly with any of our independent directors should e-mail him as follows:

Thomas F. Bonadio	tbonadio@bonadio.com

William W. Destler	wwdpro@rit.edu

Asher J. Flaum	aflaum@flaummgt.com

John W. Heinricy	heinrocket@gmail.com

Thomas J. Labus	tjlabus@gmail.com

Charles N. Mills	charlesnmills@gmail.com

E. Philip Saunders	PhilS@saundersmgt.com

Gary A. Siconolfi	gsiconolfi@torvec.com

Regular mail may be addressed to:	Torvec Independent Directors c/o Torvec, Inc. 1999 Mt. Read Blvd., Bldg. 3 Rochester, New York 14615 Attention: Robert W. Fishback

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

A.	Tabular Presentation of Compensation

SUMMARY COMPENSATION TABLE FOR YEARS

ENDED DECEMBER 31, 2012 and 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard A. Kaplan, Chief Executive Officer (1)	2012 2013	$50,000 $50,000	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$50,000 $50,000

Robert W. Fishback, Chief Financial Officer (2)	2012 2013	$199,096 $200,047	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$3,903 $1,943	$202,999 $201,990

William Mark McVea, Chief Technology Officer (3)	2012 2013	$127,212 $168,337	$0 $0	$0 $0	$185,000 $0	$0 $0	$0 $0	$0 $0	$312,212 $168,337

(1)

Richard A. Kaplan served as the Company’s chief executive officer for the years ended December 31, 2012 and 2013. Pursuant to his employment agreement, he was paid base compensation equal to $50,000 per annum in 2012 and 2013. Also in accordance with his employment agreement, his base compensation will be adjusted to $200,000 per annum on the first day of the calendar following the calendar year the Company has adjusted EBITDA of at least $300,000. No such adjustment was made in the years 2012 and 2013. In addition to his base compensation, Mr. Kaplan is entitled to receive an expense allowance of not less than $25,000 per annum, participate in all Company benefit plans and participate in performance bonuses granted to the Company's executives.

(2)

Robert W. Fishback served as the Company’s chief financial officer for the years ended December 31, 2012 and 2013. Pursuant to his employment agreement with the Company effective October 18, 2010, he was paid an initial annual compensation equal to $125,000, with increases of $25,000 per annum effective April 1, 2011, October 1, 2011 and January 1, 2012. He is also entitled to fully paid health care and dental benefits.

(3)

William Mark McVea joined the Company as its chief technology officer effective March 27, 2012, and served in that capacity for the remainder of the year ended December 31, 2012 and for the full year ended December 31, 2013. Dr. McVea’s salary excludes his contributions to the Company sponsored health insurance plan of $0 and $6,663 for the years ended December 31, 2012 and 2013, respectively.

(4)

Represents the total grant date fair value of option awards computed in accordance with FASB ASC 718. Effective March 27, 2012, Dr. McVea was granted an option to acquire 250,000 shares of the Company’s $.01 par value common stock exercisable for a period of ten years at an exercise price of $.82 per common share. The option vests in 25% tranches on each successive anniversary of the date of grant. We used the Black-Scholes option-pricing model to value the cost of this option at approximately $185,000, which is being recognized ratably over the vesting periods of the respective tranches.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	/------------------------Option Awards------------------------------------\					/------------------Stock Awards--------------------\
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard A. Kaplan (1)	3,000,000	2,150,000	0	$.36	2020	0	$0	0	$0

Robert W. Fishback (2)	250,000	0	0	$.85	2020	0	$0	0	$0

William Mark McVea (3)	62,500	187,500	0	$.82	2022	0	$0	0	$0

(1)

On September 30, 2010, Mr. Kaplan was granted an option to acquire 5,150,000 shares of the Company's $.01 par value common stock exercisable for a period of ten years at $.36 per common share. The option vests as follows: 1,000,000 shares immediately; 1,000,000 shares upon the closing price of the Company's common stock reaching $1.00 per share; another 1,000,000 upon the closing price reaching $2.00 per share; another 1,000,000 upon the closing price reaching $3.00 per share and the balance of 1,150,000 upon the closing price reaching $4.00 per share. As of December 31, 2013, 3,000,000 options have vested under the option agreement.

(2)

Effective October 18, 2010, Mr. Fishback was granted an option to acquire 250,000 shares of the Company's $.01 par value common stock exercisable for a period of ten years at an exercise price of $.85 per common share. The option vests as follows: 62,500 shares immediately; 62,500 shares on October 18, 2011; an additional 62,500 shares on October 18, 2012 and 62,500 shares of October 18, 2013.

(3)

Effective March 27, 2012, Dr. McVea was granted an option to acquire 250,000 shares of the Company’s $.01 par value common stock exercisable for a period of ten years at an exercise price of $.82 per common share. The option vests in 25% tranches on each successive anniversary of the date of grant.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Thomas F. Bonadio	$0	$0	$0	$0	$0	$0	$0

William W. Destler	$0	$0	$0	$0	$0	$0	$0

Asher J. Flaum	$0	$0	$0	$0	$0	$0	$0

John W. Heinricy (1)	$0	$0	$0	$0	$0	$1,200	$1,200

Thomas J. Labus (2)	$0	$0	$0	$0	$0	$50,627	$50,627

Charles N. Mills	$0	$0	$0	$0	$0	$0	$0

E. Philip Saunders	$0	$0	$0	$0	$0	$0	$0

Gary A. Siconolfi (3)	$0	$0	$33,000	$0	$0	$0	$33,000

(1)

On December 13, 2010, we executed a consultant agreement with Heinrocket, Inc., of which Mr. Heinricy is president, to provide consulting services to us at a rate of $200 per hour. Pursuant to the agreement, we also agreed to pay the consultant an incentive fee equal to $10,000 or proportionate part thereof for each $1,000,000 of revenue or proportionate part thereof actually received by us for a period of five years, provided the definitive agreement with the third party results from the material efforts of the consultant. During 2013, we recorded an expense of $1,200 for services rendered in relation to this agreement. In December 2013, the agreement was automatically renewed for an additional three years through December 13, 2016.

(2)

Effective as of January 1, 2013, we entered into a one-year consulting agreement with SCIRE Corporation, of which Mr. Labus is president, to provide us with expertise and advice on hydraulic pump technology and related markets. The consulting agreement provides for a guaranteed minimum of $3,840 per month, based on 32 hours of consulting, plus travel costs. During the twelve month period ended December 31, 2013, we recorded an expense of $50,627 for consulting services and travel costs related to this agreement. On December 4, 2013, we extended this consulting agreement for another year through December 31, 2014, providing for a guaranteed minimum of $2,000 per month, based on 16 hours of consulting, plus travel costs. Additional hours above this minimum in 2014 will be billed at a rate of $125 per hour.

(3)

On November 15, 2013, we granted a non-qualified stock option to Mr. Siconolfi, chairman of the board, to acquire 100,000 common shares of Torvec, Inc. common stock at an exercise price of $.36 per share, exercisable for 10 years. This grant relates to Mr. Siconolfi’s services as a director and replaced a previously issued option that had recently expired by its terms. The option vests in four tranches of 25% of the total granted shares on each of the four annual anniversary dates from the initial date of grant. We used the Black-Scholes option-pricing model to value the cost of this option grant at $33,000, which is being recognized ratably over the vesting periods of the respective tranches.

(4)	Represents the total grant date fair value of option awards computed in accordance with FASB ASC 718.

B. Discussion of Director Compensation

1.	Participation in 2011 Stock Option Plan

Since 1998, the Company has had in effect incentive plans used to grant equity awards to members of the board of directors, senior management, engineering and business consultants designed to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company’s goals and that link the personal interests of the participants to those of the Company’s shareholders. Specifically, on December 1, 1997, the board adopted the 1998 Stock Option Plan; on October 19, 2004, the board adopted the Nonmanagement Directors’ Plan; and on October 13, 2006, the board adopted the Commercializing Event Plan.

The 1998 Stock Option Plan terminated by its own terms as to the grant of future stock options under the Plan on May 27, 2008. The board terminated both the Nonmanagement Directors’ Plan and the Commercializing Event Plan on November 3, 2010. In terminating these plans, the board reaffirmed its belief that it order for the Company to continue to attract and retain outstanding individuals, it must continue to provide equity incentives through the granting of stock options to directors, senior management, employees and consultants. Consequently, on November 3, 2010, the board adopted the 2011 Stock Option Plan (“2011 Plan”) as an important part of the board’s strategy for recruiting and retaining outstanding individuals in the service of the Company and for aligning their interests with the interests of the Company’s shareholders.

The board recommended that the Company’s shareholders approve the 2011 Plan and at the annual meeting of shareholders duly held on January 27, 2011, the shareholders voted to approve the 2011 Plan. For equity compensation payable to the board after its adoption and shareholder approval, the 2011 Plan is the only Company plan by virtue of which are entitled to receive equity compensation for their performance of service as directors and members of committees created by the board.

In the recent past, the Company has granted to its new directors, upon their initial election to the board of directors, an option to purchase 250,000 shares of Torvec, Inc. common stock.

In November 2013, we granted a non-qualified stock option to Gary A. Siconolfi, our chairman of the board, to acquire 100,000 common shares at an exercise price of $.36 per share, exercisable for 10 years. This grant relates to the chairman’s services as a director and replaced a previously issued option that had recently expired by its terms. The option vests in four tranches of 25% of the total granted shares on each of the four annual anniversary dates from the initial date of grant.

Material Terms and Conditions

The following description sets forth the material terms and conditions of the 2011 Plan and is qualified in its entirety by the actual provisions of the 2011 Plan, a copy of which may be obtained from the Company’s secretary at Torvec, Inc., 1999 Mt. Read Blvd., Building 3, Rochester, New York 14615.

a) Types of Options

A stock option is the right to purchase one or more shares of the Company’s common stock at a specified price, commonly called the “exercise price”, as determined by the Governance and Compensation Committee. Under the 2011 Plan, there are two types of options which may be granted: “non-qualified” options and “incentive” stock options.

Non-qualified options may be granted to the Company’s officers, directors, employees and outside consultants. Incentive options may be granted only to the Company’s employees (including officers and directors who are also employees) officers of the Company who are employees. In the case of non-qualified options, the exercise price may be less than the fair market value of the Company’s stock on the date of grant. In the case of incentive options, the exercise price may not be less than such fair market value and in the case of an employee who owns more than 10% of our common stock, the exercise price may not be less than 110% of such market price. Options generally are exercisable for ten years from the date of grant, except that the exercise period for an incentive option granted to an employee who owns more than 10% of the Company’s stock may not be greater than five years.

b) Corporate Governance Provisions

The 2011 Plan contains provisions intended to make sure that grants under the 2011 Plan comply with established principles of corporate governance. These provisions include:

i)

No Stock Option Repricings. – Stock options may not be repriced absent shareholder approval. This provision applies to both direct repricings----lowering the exercise price of an outstanding stock option---and indirect repricings, that is, canceling an outstanding stock option and granting a replacement stock option with a lower exercise price;

ii)

No Evergreen Provision. – The 2011 Plan does not contain an “evergreen provision”----there is no automatic provision to replenish the aggregate number of shares of common stock authorized for issuance under the 2011 Plan;

iii)

No Unlimited Recycling.—The 2011 Plan permits recycling (i.e. adding back shares to the number of shares available for future grants) only with respect to shares underlying options that have expired or terminated without issuance. Specifically, recycling is not permitted with respect to common stock transferred as consideration for the purchase of shares underlying an option, common stock retained to satisfy tax withholding obligations, or common stock repurchased by the Company in open market transactions

c) Administration

The 2011 Plan will be administered by the Governance and Compensation Committee which is composed entirely of independent directors. Subject to the terms of the 2011 Plan, the Committee is responsible for making recommendations to the board of directors as to option grant recipients; number of options granted; exercise price of options; duration; vesting; as well as all other terms and conditions of all such option grants. The Committee has full authority to interpret the 2011 Plan and to adopt rules, forms, instruments, option agreements and guidelines for administering the 2011 Plan.

d) Eligibility

Options under the 2011 Plan may be granted to members of the board of directors, including retired members of the board, senior executives, employees and business advisers and consultants to the Company. In the case of incentive options, options may only be granted to persons who are employees of the Company at the time of grant. The Governance and Compensation Committee will initially recommend to the board who should receive options and the terms and conditions pertaining to each option grant. The final determination will be made by the board of directors.

e) Authorized Number of Shares Reserved Under the 2011 Plan

In adopting the 2011 Plan on November 3, 2010, the board reserved 3,000,000 shares of common stock to be issued upon the exercise of options granted under the 2011 Plan. As of the Record Date, April 15, 2014, the board has granted 1,307,500 options under the 2011 Plan, of which 626,000 are “non-qualified” and 681,500 constitute “incentive” options for federal income tax purposes.

f) Adjustments

In the event of a change in the number of outstanding shares of common stock of the Company due to a stock-split, stock dividend, recapitalization, merger, consolidation, spin-off, or reorganization, the Governance and Compensation Committee shall take certain actions to prevent the dilution or enlargement of benefits under the 2011 Plan, including adjusting the number of shares of common stock that may be issued under the 2011 Plan and adjusting the number of shares or exercise price of shares subject to outstanding options.

g) Change in Control

In the event of a change in control of the Company, as defined in the 2011 Plan, unless otherwise specified in the stock option agreement, all outstanding option will become immediately exercisable in full during their remaining term.

h) Transferability of Options

Except as otherwise provided in the stock option agreement, options may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Except as otherwise provided in the stock option agreement, during the life of the optionee, options are exercisable only by the optionee or the optionee’s legal representative.

i) Amendment and Termination

The Governance and Compensation Committee may recommend to the board amendments to the 2011 Plan or that the 2011 Plan be terminated at any time, except that no amendment or 2011 Plan termination may adversely affect in any material way the rights of an optionee with respect to an outstanding option grant without the optionee’s written consent.

j) Federal Income Tax Consequences

The following summary is based on existing U.S. federal income tax laws as of the date of this Proxy Statement and is not intended as, and should not be relied upon, as tax guidance for optionees under the 2011 Plan. Changes to such tax laws could alter the income tax consequences described below.

Non-Qualified Options

The grant of a non-qualified stock option will not be a taxable event for the optionee or for the Company. Upon exercising a non-qualified option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified stock option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid by the optionee for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to the restrictions of section 162(m) of the Internal Revenue Code, the Company will be entitled to a business expense deduction in the same amount and generally at the same time as the optionee recognizes ordinary income.

Incentive Options

The grant of an incentive stock option will not be a taxable event for the optionee or for the Company. An optionee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock acquired pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the optionee holds the shares of common stock for at least two years from the date of grant and one year from the date of exercise (“the holding period requirement”). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an incentive option to qualify for this favorable income tax treatment, the optionee must exercise the option while the optionee is an employee of the Company, or if the optionee has terminated employment, no later than three months after the participant terminated employment.

If the holding period requirement is not met, the optionee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain, long or short term depending upon the holding period of the stock. In these circumstances, the Company will be allowed a business expense deduction when and to the extent the optionee recognizes ordinary income, subject to the restrictions of section 162(m) of the Internal Revenue Code.

Pursuant to the provisions of section 409A of the Internal Revenue Code, if the exercise price of a stock option is less than the fair market value of the Company’s common stock on the date of grant (“discounted option”), then upon the vesting of the option, the optionee will recognize ordinary income in an amount equal to the exercise price of the discounted option and the fair market value of the Company’s common stock on the date of grant. In addition, the optionee is subject to an excise tax equal to 20% of the amount of ordinary income recognized. Section 409A contains a number of “safe-harbor” provisions which eliminate the section’s adverse tax consequences.

2.	Reimbursement of Board Expenses

On October 20, 2011, the board adopted a policy providing for the reimbursement of expenses incurred by members of the Company’s board of directors. The reimbursement policy applies to all non-employee directors and provides for the reimbursement of all reasonable out-of-pocket expenditures incurred on behalf of the Company, including but not limited to:

a)	travel costs for board meeting attendance, such as hotel, meals and transportation;
b)	airfare based upon reasonable commercial rates; and
c)	mileage for personal vehicles used for Torvec business reimbursed at the applicable Internal Revenue Service rate in force at the time the vehicle is used.

No reimbursement is to be made unless authorized by the Company’s chief executive officer or its chief financial officer. During the year ended December 31, 2013, the Company reimbursed approximately $7,000 of board expenses.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2 on the Proxy Card)

The Audit Committee has appointed Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm responsible for the independent audit of our financial statements for the year ended December 31, 2014. Freed Maxick CPAs, P.C. also served as the Company’s independent registered public accounting firm for our 2013 fiscal year. The board of directors is submitting the appointment of Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm for ratification at the 2014 annual meeting. In this regard, our bylaws do not require that the shareholders ratify the appointment of Freed Maxick CPAs, P.C. as our independent registered public accounting firm. We seek ratification because we believe it is good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Freed Maxick CPAs, P.C., but may retain Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders. A representative of Freed Maxick CPAs, P.C. is expected to be present at the 2014 annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees

The aggregate amount the Company paid and/or accrued for professional services rendered by Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm for each of 2013 and 2012 for the audit of the Company's annual consolidated financial statements included in the Company’s Annual Report on Form 10-K, for the review of the Company's consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings or engagements was:

2013	2012

$73,500	$81,000

Audit-Related Fees

The Company did not engage Freed Maxick CPAs, P.C. for any audit-related services in the years ended December 31, 2013 and 2012, respectively.

Tax Fees

The Company did not engage Freed Maxick CPAs, P.C. for any tax services for the years ended December 31, 2013 and 2012, respectively.

All Other Fees

The Company did not engage Freed Maxick CPAs, P.C. for any other services for the years ended December 31, 2013 and 2012, respectively.

Total Fees

The Company has paid and/or accrued fees totaling $73,500 and $81,000 to Freed Maxick CPAs, P.C. for the years ended December 31, 2013 and 2012, respectively.

Pre-Approval Policies and Procedures

Article II of our Audit Committee charter, as amended, specifically provides that the Audit Committee must pre-approve all auditing and legally permissible non-auditing services to be performed by the Company's registered public accounting firm. In accordance with such mandate the Audit Committee has established a set of procedures governing the pre-approval process. Under the procedure, for each fiscal year, the Committee first shall determine the general nature and scope of the audit, audit-related, tax and other legally permissible non-audit services to be performed by the Company's registered accounting firm. Prior to the performance of any services, the Committee shall require such firm to submit to the Committee one or more engagement letter(s) delineating specific audit, audit-related, tax and other legally permissible non-audit services to be rendered (together with a schedule of fees with respect to each of such services). Upon receipt of such engagement letter(s), the Committee shall review and approve such engagement letter(s) in advance of the performance of any such services, including the specific advance approval of fees in connection with each of such services. Upon approval and execution of each of such engagement letter(s) by the Committee, the registered public accounting firm shall perform such pre-approved services in accordance with the terms and conditions of each engagement letter and shall not engage in any other services unless each of said services, if any, shall have been specifically approved (including the specific approval of all fees associated therewith) by the Audit Committee in advance of the rendering any such service.

Vote Required

This proposal requires the affirmative the affirmative vote of the holders of a majority of the shares entitled to vote which are cast at the Annual Meeting, either in person or by proxy.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the ratification of Freed Maxick CPAs, P.C. as the Company’s independent registered public accounting firm for the year ended December 31, 2014.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

(Proposal No. 3 on Proxy Card)

Introduction

Effective October 4, 2010, the Company appointed a new chief executive officer and executed a five year employment agreement pursuant to which the Company will pay base compensation of $50,000 per annum, which compensation increases to $200,000 per annum on the first day of the calendar year immediately following the calendar year in which the Company has adjusted EBITDA of at least $300,000 (earnings before interest, taxes, depreciation and amortization, but excluding all non-cash expenses associated with stock options). Under the agreement, the executive is entitled to a performance bonus based upon financial targets established each year in good faith by the Governance and Compensation Committee and the achievement of individual management objectives established annually by such committee. The executive is entitled to participate in all employee benefit plans as are provided from time to time for senior executives. If the Company terminates the executive, removes him as CEO, or a change in control of the Company occurs, the executive is entitled to three years’ severance pay, consisting of base pay and any incentive compensation.

On September 30, 2010, the Company granted a stock option for 5,150,000 common shares exercisable for ten years at an exercise price of $0.36 per common share to its newly appointed chief executive officer. The option vests and is exercisable as follows: 1,000,000 options vest and are exercisable immediately upon grant; a second 1,000,000 options vest and are exercisable upon the trading price of the Company’s common stock closing at a minimum of $1.00 per share; a third 1,000,000 options vest and are exercisable upon the trading price of the Company’s common stock closing at a minimum of $2.00 per share; a fourth 1,000,000 options vest and are exercisable upon the trading price of the Company’s common stock closing at a minimum of $3.00 per share and the balance of the options, namely 1,150,000 options, vest and are exercisable upon the trading price of the Company’s common stock closing at a minimum of $4.00 per share.

Effective October 18, 2010, the Company engaged a new chief financial and accounting officer under a letter agreement dated October 18, 2010 pursuant to which the Company will pay annual compensation equal to $125,000, with increases of $25,000 per annum effective April 1, 2011, October 1, 2011 and January 1, 2012. The executive also was granted an option exercisable for 10 years to acquire 250,000 shares of the Company’s common stock at $0.85 per share. The option vests and is exercisable as follows: 62,500 options vest and are immediately exercisable upon grant; 62,500 options vest and become exercisable on each of October 18, 2011, 2012 and 2013. If the Company terminates the executive, removes him as CFO, or a change in control of the Company occurs, the executive is entitled to 12 months’ severance pay.

Effective January 1, 2012, the Company’s board of directors agreed to provide Keith E. Gleasman, the Company’s President and Vice-President of Marketing with an annual salary of $100,000.

On March 27, 2012, the Company hired Dr. William Mark McVea as its new chief technology officer at an annual gross salary of $175,000 per annum. In addition, we granted an incentive stock option to Dr. McVea to acquire 250,000 common shares at an exercise price of $.82 per share, exercisable for 10 years. The option vests in four tranches of 25% of the total granted shares on each of the four annual anniversary dates from the initial date of grant.

Rationale and Scope of Proposal

In recent years, good corporate governance commentators and advisors have advocated and increasingly, governmental regulatory authorities, including the Securities and Exchange Commission, are mandating, that public companies, such as Torvec, initiate procedures to ensure that our shareholders have input on our named executive officer compensation programs (the “say on pay” movement). Basically, our named executive officer compensation policies and programs are designed to attract, motivate, and retain the key executives who are responsible to drive our success and enhance shareholder value. Pay that reflects performance and alignment of that pay with the interests of long-term shareholders are key principles that underlie our executive officer compensation program design.

Our board of directors values and encourages constructive dialogue on executive compensation and other important governance topics with our shareholders, to whom it is ultimately accountable. At the 2011 annual meeting, the Company’s shareholders approved the board’s proposal to seek shareholder advice on executive compensation on an annual basis, consistent with the board’s view such an annual procedure is the most effective means to obtain current information on investor sentiment about our executive compensation philosophy, policies, and procedures.

Although Proposal 3 is advisory-only and is non-binding on the Company and the board of directors, our board and the Governance and Compensation Committee will review the voting results. To the extent there is any significant negative say-on-pay advice, we would initiate procedures to better understand the concerns that influenced the advice. The board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about its named executive officer compensation.

Accordingly, the board of directors proposes that you indicate your support for Torvec’s executive officer compensation described above and the compensation philosophy, policies, and procedures underlying such compensation for the 2014 calendar year as described in this Proxy Statement.

Vote Required-Indication of Support

This Proposal is non-binding on the Company and our board of directors. Marking the Proxy Card “For” indicates support; marking the Proxy Card “Against” indicates lack of support. You may abstain by marking the “Abstain” box on the Proxy Card.

Recommendation of the Board

The Board of Directors unanimously recommends that the shareholders support the named executive officer compensation programs in effect for the 2014 calendar year by marking “For” on the Proxy Card.

 STOCK OWNERSHIP BY DIRECTORS,

OFFICERS AND 5 PERCENT OWNERS

The following table shows how many shares of Torvec common, Series C Preferred and Series C-2 Preferred stock are owned by each of our directors, nominees, named executive officers and by persons who have told us they own at least 5% of our voting securities, all calculated as of April 15, 2014.

The percentages set forth in the table are based upon the aggregate number of common, Series C Preferred and Series C-2 Preferred shares outstanding as of April 15, 2014, namely, 45,716,298 common, 16,250,000 Series C Preferred and 25,000,000 Series C-2 Preferred shares. The number of shares owned by each person reflects his or her “beneficial ownership” of our voting stock, meaning the number includes shares which may be acquired by that person by the exercise of options and/or warrants on or within 60 days after April 15, 2014. The number also includes voting shares owned by each person indirectly, such as through a trust.

Name of Beneficial Owner	Position with the Company	Number of Voting Shares Owned	Percent of Voting Shares Outstanding

Gary A. Siconolfi	Chairman of Board	813,333 (1)	Less than 1%

Richard A. Kaplan	Chief Executive Officer; Director	3,000,000 (2)	3.3%

Keith E. Gleasman	President & VP - Marketing; Director	9,359,241 (3)	10.8%

Thomas F. Bonadio	Director	325,000 (4)	Less than 1%

William W. Destler	Director	374,167 (5)	Less than 1%

Asher J. Flaum	Director	784,532 (6)	Less than 1%

John W. Heinricy	Director	187,500 (7)	Less than 1%

Thomas J. Labus	Director	62,500 (8)	Less than 1%

Charles N. Mills	Director	187,500 (9)	Less than 1%

E. Philip Saunders	Director	187,500 (10)	Less than 1%

Robert W. Fishback	Chief Financial Officer, Principal Accounting Officer & Corporate Secretary	343,552 (11)	Less than 1%

William Mark McVea	Chief Technology Officer	135,000 (12)	Less than 1%

All Directors and Executive Officers as a Group		15,759,825 (13)	17.2%

B. Thomas Golisano	Investor	41,208,750 (14)	46.6%

(1)

Includes 250,000 Class C Preferred shares and a warrant for 25,000 common shares exercisable for 10 years at an exercise price equal to the greater of $.01 per share or 80% of the volume weighted average sale price per share of the Company’s common stock for the 10 consecutive trading days immediately prior to exercise.

(2)

Represents 3,000,000 common shares which may be acquired upon the exercise of a ten year non-qualified stock option granted on September 30, 2010 at an exercise price of $.36 per share. The balance of the option, namely 2,150,000 common shares will vest when the Company’s stock price reaches certain targets as set forth in the stock option agreement.

(3)

Includes 1,400,000 common shares held by the Vernon E. Gleasman Grandchildren's Trust and 1,400,000 common shares held by the Margaret F. Gleasman's Grandchildren's Trust of which Mr. Gleasman is co-trustee. Includes 1,666,666 common shares held by the James Y. Gleasman Children's Trust of which Mr. Gleasman is co-trustee. Includes 30,000 shares held in Mr. Gleasman's spouse's name, as trustee for their son.

(4)

Includes 125,000 Class C Preferred shares and a warrant for 12,500 common shares exercisable for 10 years at an exercise price equal to the greater of $.01 per share or 80% of the volume weighted average sale price per share of the Company’s common stock for the 10 consecutive trading days immediately prior to exercise. Includes 187,500 common shares which may be purchased through the exercise of a 10 year stock option granted on January 27, 2011 at an exercise price of $.90 per common share.

(5)	Includes 187,500 common shares which may be purchased through the exercise of a 10 year stock option granted on January 27, 2011 at an exercise price of $.90 per common share.

(6)

Includes 250,000 Class C Preferred shares and a warrant for 25,000 common shares exercisable for 10 years at an exercise price equal to the greater of $.01 per share or 80% of the volume weighted average sale price per share of the Company’s common stock for the 10 consecutive trading days immediately prior to exercise. Includes 469,532 securities owned directly by a limited liability company of which Mr. Flaum is a member.

(7)	Includes 187,500 common shares which may be purchased through the exercise of a 10 year stock option granted on January 27, 2011 at an exercise price of $.90 per common share.

(8)	Includes 62,500 common shares which may be purchased through the exercise of a 10 year stock option granted on December 20, 2012 at an exercise price of $.70 per common share.

(9)	Includes 187,500 common shares which may be purchased through the exercise of a 10 year stock option granted on January 27, 2011 at an exercise price of $.90 per common share.

(10)	Includes 187,500 common shares which may be purchased through the exercise of a 10 year stock option granted on January 27, 2011 at an exercise price of $.90 per common share.

(11)

Includes 62,500 Class C Preferred shares and a warrant for 6,250 common shares exercisable for 10 years at an exercise price equal to the greater of $.01 per share or 80% of the volume weighted average sale price per share of the Company’s common stock for the 10 consecutive trading days immediately prior to exercise. Includes 250,000 common shares which may be purchased through the exercise of a stock option exercisable for 10 years at an exercise price of $.85 per common share.

(12)	Includes 125,000 common shares which may be purchased through the exercise of a stock option exercisable for 10 years at an exercise price of $.82 per common share.

(13)

Includes 1,375,000 common shares which may be purchased through the exercise of 10 year stock options granted from 2011 through 2012 at exercise prices ranging from $.70 to $.90 per common share. Includes 3,000,000 common shares which may be acquired upon the exercise of a 10 year non-qualified stock option granted on September 30, 2010 at an exercise price of $.36 per share. Includes 1,400,000 shares held by the Vernon E. Gleasman Grandchildren's Trust, 1,400,000 shares held by the Margaret F. Gleasman Grandchildren's Trust and 1,666,666 held by the James Y. Gleasman Children's Trust by virtue of Keith E. Gleasman serving as the co-trustee of such trusts. Includes 30,000 shares held in Mr. Gleasman's spouse's name, as trustee for their son. Includes 687,500 Class C Preferred shares and warrants for 68,750 common shares exercisable for 10 years at an exercise price equal to the greater of $.01 per share or 80% of the volume weighted average sale price per share of the Company’s common stock for the 10 consecutive trading days immediately prior to exercise. Includes 469,532 securities owned directly by a limited liability company of which Mr. Flaum is a member.

(14)

Includes 15,212,500 Series C Preferred shares, 24,475,000 Series C-2 Preferred shares, and a warrant for 1,521,250 common shares exercisable for 10 years at an exercise price equal to the greater of $.01 per share or 80% of the volume weighted average sale price per share of the Company’s common stock for the 10 consecutive trading days immediately prior to exercise.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, our executive officers and persons who own more than 10% of our common stock to file initial reports of ownership (Form 3) and reports of changes in ownership of our common stock (Forms 4 and 5) with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all section 16(a) reports they file.

Based upon Company records and other information, we believe that for the year ended December 31, 2012 and for the period January 1, 2013 through April 15, 2014, all our directors and executive officers complied with all applicable filing requirements.

Shareholder Proposals for 2015

Shareholders may present matters for consideration at our next annual meeting either by having the matter included in the Company's own Proxy Statement and listed on its Proxy Card or by conducting his or her own proxy solicitation.

To have your proposal included in our Proxy Statement and listed on our Proxy Card for the 2015 annual meeting, you must submit your proposal to the Company before December 16, 2014 in writing to Robert W. Fishback, Secretary, Torvec, Inc., 1999 Mount Read Blvd., Building 3, Rochester, New York 14615. You may submit a proposal only if you have continuously owned at least $2,000 worth or 1% in market value of the Company's common or Class C Preferred shares for at least 1 year before you submit your proposal to the Company, and you must continue to hold this level of security ownership in our Company through the 2015 annual meeting of shareholders.

If you decide to conduct your own proxy solicitation, you must provide the Company with written notice of your intent to present your proposal at the 2015 annual meeting, and the written notice must be received by the Company before March 16, 2015. If you submit a proposal for the 2015 annual meeting after March 16, 2015, management may or may not in its sole discretion, present the proposal at the annual meeting, and the proxies for the 2015 annual meeting will confer discretion on management proxy holders to vote against your proposal.

Annual Report

The Annual Report (Form 10-K) for 2013, including the Company’s consolidated financial statements, is being distributed to you together with this proxy statement.

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice is known as “householding” and is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may telephone Robert W. Fishback, c/o Investor Relations at 585-254-1100 or write us at Torvec, Inc., c/o Investor Relations, 1999 Mt. Read Blvd., Bldg. 3, Rochester, New York 14615.

The notice of the annual meeting of shareholders, this proxy statement and accompanying proxy card has been authorized by order of the board of directors.

April 15, 2014	/s/ Robert W. Fishback Robert W. Fishback

Torvec, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Torvec, Inc. hereby appoints and constitutes Richard A. Kaplan and Keith E. Gleasman, and either of them, the proxy or proxies of the undersigned with full power of substitution and revocation, for and in the name of the undersigned to attend the annual meeting of shareholders of the Company to be held at the Casa Larga Vineyards, 2287 Turk Hill Road, Fairport, New York 14450, on Thursday, June 12, 2014, at 7:00 P. M., local time, and any and all adjournments of said meeting, and to vote all shares of stock of Torvec, Inc., registered in the name of the undersigned at the close of business on April 15, 2014 ("the Record Date") and entitled to vote at said meeting upon the matters set forth on the reverse side.

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted IN FAVOR OF PROPOSALS 1, 2 AND 3.

(Continued, and to be marked, dated and signed, on the other side)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 12, 2014. This proxy statement and our 2013 Annual Report to Shareholders are available at http://www.viewproxy.com/torvec/2014

Please mark your votes like this ☒

1. Proposal to elect to the Company's Boarc of Directors 10 persons nominated by the Board of Directors:

FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW
☐	☐

NOMINEES: 01 Thomas F. Bonadio, 02 William W. Destler, 03 Asher J. Flaum, 04 Keith E. Gleasman, 05 John W. Heinricy, 06 Richard A. Kaplan, 07 Thomas J. Labus, 08 Charles N. Mills, 09 E. Philip Saunders and 10 Gary A. Siconolfi

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through his name on the list above.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

3. For an Advisory Resolution on Executive Compensation;

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

I plan on attending the meeting ☐

______________________ ______________________ ______________________, 2014

Signature Signature Date

Joint owners should each sign. Executors, trustees, guardians, corporate officers, and other representatives should give title.

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

As a stockholder of Torvec, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 11, 2014.

CONTROL NUMBER

→ ☐

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.